Exhibit 99.2

805 King Farm Blvd.
Rockville, MD 20850 / USA

Nasdaq.com

By Electronic Delivery to: bing@skystarbio-pharmaceutical.com; aorudjev@schiffhardin.com; scramer@skystarbio-pharmaceutical.com

April 15, 2015

Mr. Bing Mei

Chief Financial Officer

Skystar Bio-Pharmaceutical Company

4/F Building B, Chuangye Square, No. 48 Keji Road

Gaoxin District, Xi’an

Shaanxi Province, P.R. China

Re:	Skystar Bio-Pharmaceutical Company (the “Company”)

Nasdaq Symbol: SKBI

Dear Mr. Mei:

I am following up on my recent telephone conversation with Mr. Scott Cramer in which I explained that since your Company has not yet filed its Form 10-K for the period ended December 31, 2014 (the “Filing”), it no longer complies with our Listing Rules (the “Rules”) for continued listing.1 Under our Rules the Company now has 60 calendar days to submit a plan to regain compliance and if we accept your plan, we can grant an exception of up to 180 calendar days from the Filing’s due date, or until or until October 12, 2015, to regain compliance. Your plan should be as definitive as possible, addressing any issues that you believe would support your request for an exception. The fee for the compliance plan review is $5,000.2 Please submit your non-refundable Compliance Plan Review fee in accordance with the instructions provided on the attached “Check Payment Form”.

In determining whether to accept your plan, we will consider such things as the likelihood that the Filing, along with any subsequent periodic filing that will be due, can be made within the 180 day period, the Company’s past compliance history, the reasons for the late Filing, other corporate events that may occur within our review period, the Company’s overall financial condition and its public disclosures. Please note that any subsequent periodic filing that is due within the 180 day exception period must be filed no later than the end of the period. Therefore, it would be helpful if your plan addresses each of these points. 3

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1 Listing Rule 5250(c)(1). For online access to all Nasdaq Rules, please see “Nasdaq Reference Links,” included with this letter.

2 Listing Rule 5810(c)(2).

3 For additional information with respect to compliance plans please see attached “Nasdaq Reference Links” when preparing your plan of compliance. This attachment includes links to the Frequently Asked Questions section relating to continued listing.

Mr. Bing Mei

April 15, 2015

Please email your plan and the copy of the Check Payment Form or wire confirmation to me at: moira.keith@nasdaq.com no later than no later than June 15, 2015. After we review the plan, I will contact you if we have any questions or comments and will provide you written notice of our decision. If we do not accept your plan, you will have the opportunity to appeal that decision to a Hearings Panel.4

Our Rules require that the Company, as promptly as possible, but no later than four business days from the receipt of this letter, make a public announcement by issuing a press release disclosing receipt of this letter and the Nasdaq Rule(s) upon which it is based.5 The Company must also submit the announcement to Nasdaq’s MarketWatch Department.6 If the public announcement is made between the hours of 7:00 AM and 8:00 PM Eastern Time, the Company must submit the announcement to Nasdaq’s MarketWatch Department at least ten minutes prior its public release. If the public announcement is made outside of these hours, the Company must submit the announcement prior to 6:50 A.M. Eastern Time. Please note that if you do not make the required announcement trading in your securities will be halted.7

In addition, Nasdaq makes available to investors a list of all non-compliant companies, which is posted on our website at https://listingcenter.nasdaq.com. The Company will be included in this list beginning five business days from the date of this letter. As part of this process, an indicator reflecting the Company’s non-compliance will be broadcast over Nasdaq’s market data dissemination network and will also be made available to third party market data providers.

Finally, even though the Company has not filed its periodic report it is still required to provide us with the number of shares issued and outstanding at the end of each quarter. We would appreciate receiving this information electronically via the “Shares Outstanding Change Form,” which can be completed electronically through the NASDAQ OMX Listing Center located at https://listingcenter.nasdaqomx.com. In order to complete the Form, you will need to log in to the Listing Center or create an account, if you do not already have one. Once you are logged in, you will need to enter your CUSIP number to complete your submission. This form should be submitted electronically to us no later than seven days from receipt of this letter. If necessary, the Company may provide us with an estimated number.

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4 See Listing Rule 5815(a).

5 Listing Rule 5810(b).

6 The notice must be submitted to Nasdaq’s MarketWatch Department through the Electronic Disclosure submission system available at www.NASDAQ.net.

7 Listing IM-5810-1.

Mr. Bing Mei

April 15, 2015

If you have any questions, please do not hesitate to contact me, at +1 301 978 8052.

Sincerely,

Moira Keith

Associate Director

Nasdaq Listing Qualifications

Enclosures